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                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-57328

                  PROSPECTUS SUPPLEMENT DATED OCTOBER 23, 2001
                                       to
                         Prospectus Dated April 4, 2001

                                 334,200 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

          This Prospectus Supplement supplements the Prospectus, dated April 4, 2001 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the offer and sale by certain shareholders of the Company of 334,200 shares of Common Stock of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

          Subsequent to the date of this Prospectus Supplement, the shares of Common Stock indicated in the Prospectus to be beneficially owned by LG Venture Investment, Inc. may be transferred in whole or in part by LG Venture Investment, Inc. to Young J. Kim and/or Yun Gwon Kim in one or more transactions not constituting a sale of such shares. Each of Young J. Kim and Yun Gwon Kim will be deemed to be a Selling Shareholder with respect to any such shares that may be so transferred to them.